Exhibit 99.1

January 10, 2008

To:  Bob Watson, CEO, and Andy Guzzetti, Chairman of the Board
From: Peter L. Amico Jr.
Re: Letter of Resignation

Gentlemen:

I would like to take this time and thank you for giving me the opportunity to serve on the Board of Directors of Airtrax. It was an honor.

My father, the Founder, biggest believer and hardest working man I knew would be proud that I served in his company. Airtrax was his concept. A concept that took years to bring to fruition. His tireless commitment to Airtraxa nd making his dream come true was just beginning.  His passing prevent him from seeing his vision come true.

Unfortunately, I no longer see my participation as a Director, as productive. The disagreement with the family estate is concerning, and will only create conflict, which would impede with the business of Airtrax, that was never my intent.

I feel it is inappropriate at this time for me to be a Director of Airtrax, considering the current negotiations with the family, nor do I want to compromise anyone.

I am perplexed that my father is now judged by those who still service, and remain on the Board. I would think the Directors , who were part of the equation share a like desire to conclude this matter.

Our family wants to see Airtrax succeed, and wishes the best of the Company and its employees. We believe in my Father’s vision and offer our full support.

Sincerely,

/s/ PETER L. AMICO JR.
Peter L. Amico Jr.

Certified mail to follow